Exhibit 99.1

Glucotrack, Inc. Announces Reverse Stock Split

1-for-15 reverse stock split to become effective as of the opening of trading on August 31, 2026

RUTHERFORD, N.J., and LA JOLLA, C.A., August 27, 2026 — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a healthcare technology and biopharmaceutical company operating Lōkahi Therapeutics™, today announced that it will effect a 1-for-15 reverse stock split (the “Reverse Stock Split”) of its issued and outstanding common stock par value $0.001 per share (the “Common Stock”), effective with the opening of trading on Monday, August 31, 2026.

Glucotrack’s Common Stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GCTK.” The new CUSIP number for the Common Stock following the Reverse Stock Split will be 45824Q887.

The material effects of the Reverse Stock Split will be:

●	Every 15 shares of Glucotrack’s issued and outstanding Common Stock will be combined into one (1) share of Common Stock.

●	The number of total outstanding shares of Common Stock will be proportionally reduced from 11,972,157 shares to approximately 798,144 shares.

●	The ownership percentage of each Glucotrack stockholder will remain unchanged, other than as a result of fractional shares. No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

At the annual meeting of stockholders held on August 18, 2026, the stockholders of the Company approved a proposal to authorize the Company’s management to file one or more certificates of amendment to the Company’s certificate of incorporation to effect one or more reverse stock splits at an aggregate ratio not to exceed 1-for-30, as determined by the Company’s management in its sole discretion.

Among other considerations, the Reverse Stock Split is intended to bring Glucotrack into compliance with the $1.00 minimum bid price requirement for maintaining the listing of its Common Stock on the Nasdaq Capital Market and to make the prevailing prices of its Common Stock more attractive to a broader group of institutional investors. Following the Reverse Stock Split, the Company must maintain a closing bid price of at least $1.00 for each trading day through November 9, 2026. In addition, if the Company becomes deficient with any other Nasdaq listing requirement during the term of this exception, it will have seven (7) calendar days to present a plan to regain compliance to the Nasdaq Hearings Panel (the “Panel”). The Panel will then determine whether to grant the Company an additional exception period to cure the deficiency or to delist the Company. Accordingly, if the Company fails to maintain compliance with Nasdaq listing requirements prior to November 9, 2026, its securities may be delisted at Nasdaq’s discretion.

The combination of, and reduction in, the number of issued shares of Common Stock as a result of the Reverse Stock Split will occur automatically at the opening of trading on August 31, 2026, without any additional action on the part of Glucotrack’s stockholders. Glucotrack’s transfer agent, VStock Transfer, LLC, is acting as the exchange agent for the Reverse Stock Split and will send each stockholder a transaction statement indicating the number of shares of Common Stock the stockholder holds after the Reverse Stock Split. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes. Such stockholders will not be required to take any action in connection with the Reverse Stock Split.

Additional information regarding the Reverse Stock Split can be found in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on July 17, 2026. A link to this document is available at https://www.sec.gov.

About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) operates Lōkahi Therapeutics™, a biopharmaceutical platform focused on advancing innovative therapeutic opportunities through disciplined evaluation, strategic development, and collaborative discovery. Through its ai² platform, Lōkahi Therapeutics™ seeks to identify, evaluate, and advance differentiated healthcare and life sciences opportunities. For more information, please visit www.lokahithera.com. In addition, through its subsidiary Glucotrack Technologies, Inc., the Company is focused on the design, development, and commercialization of novel technologies for people with diabetes, including a long-term implantable continuous blood glucose monitoring system. The Glucotrack CBGM is an investigational device and is limited by federal (or United States) law to investigational use. For more information, please visit www.glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “anticipate”, “believe”, “expect”, “intend”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. These factors include, but are not limited to: the anticipated benefits of the Reverse Stock Split, including the effect the Reverse Stock Split will have on the Company’s ability to regain and maintain compliance with the Nasdaq listing standards; the Company’s ability to maintain a closing bid price of at least $1.00 for each trading day through November 9, 2026; the risk that the Company’s securities may be delisted from Nasdaq if it fails to maintain compliance with applicable listing requirements; the ability to make the Company’s Common Stock more attractive to institutional investors; the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 30, 2026.

Contacts:

Investor Relations:

ir@lokahithera.com